As filed with the Securities and Exchange Commission on February 6, 2014

Registration No. 333-68576

Registration No. 333-68578

Registration No. 333-68580

Registration No. 333-108210

Registration No. 333-109079

Registration No. 333-142447

Registration No. 333-166483

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-68576

Post-Effective Amendment No. 1 to Registration Statement No. 333-68578

Post-Effective Amendment No. 1 to Registration Statement No. 333-68580

Post-Effective Amendment No. 1 to Registration Statement No. 333-108210

Post-Effective Amendment No. 1 to Registration Statement No. 333-109079

Post-Effective Amendment No. 1 to Registration Statement No. 333-142447

Post-Effective Amendment No. 1 to Registration Statement No. 333-166483

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1964895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5350 Lee Highway Arlington, VA	22207
(Address of Principal Executive Offices)	(Zip Code)

Virginia Commerce Bancorp, Inc. 1989 Stock Option Plan

Virginia Commerce Bancorp, Inc. 1998 Stock Option Plan

Virginia Commerce Bancorp, Inc. Director Warrant Plan

Virginia Commerce Bancorp, Inc. Employee Stock Purchase Plan

Virginia Commerce Bancorp, Inc. Amended and Restated 1998 Stock Option Plan

Virginia Commerce Bancorp, Inc. 2010 Equity Plan

(Full title of the plan)

Richard M. Adams

United Bankshares, Inc.

P.O. Box 393

500 Virginia Street, East

Charleston, West Virginia 25301

(Name and address of agent for service)

(304) 348-8400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-68576 registering 137,615 shares of Virginia Commerce Bancorp, Inc. common stock, par value $1.00 per share (the “Common Stock”), in connection with the Virginia Commerce Bancorp, Inc. 1989 Stock Option Plan; and

•	Registration Statement No. 333-68578 registering 276,250 shares of the Common Stock, in connection with the Virginia Commerce Bancorp, Inc. 1998 Stock Option Plan; and

•	Registration Statement No. 333-68580 registering 164,867 shares of the Common Stock, in connection with the Virginia Commerce Bancorp, Inc. Director Warrant Plan; and

•	Registration Statement No. 333-108210 registering 300,000 shares of the Common Stock, in connection with the Virginia Commerce Bancorp, Inc. 1998 Stock Option Plan; and

•	Registration Statement No. 333-109079 registering 150,000 shares of the Common Stock, in connection with the Virginia Commerce Bancorp, Inc. Employee Stock Purchase Plan; and

•	Registration Statement No. 333-142447 registering 500,000 shares of the Common Stock, in connection with the Virginia Commerce Bancorp, Inc. Amended and Restated 1998 Stock Option Plan; and

•	Registration Statement No. 333-166483 registering 1,500,000 shares of the Common Stock, in connection with the Virginia Commerce Bancorp, Inc. 2010 Equity Plan.

On January 31, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of January 29, 2013, as amended, by and among United Bankshares, Inc. (“United”), Virginia Commerce Bancorp, Inc. (“Virginia Commerce”) and George Mason Bankshares, Inc. (“George Mason”), and a related plan of merger, Virginia Commerce merged with and into George Mason (the “Merger”). As a result of the Merger, Virginia Commerce ceased to exist as of January 31, 2014.

Upon the completion of the Merger, each outstanding share of the Common Stock was converted into the right to receive 0.5442 shares of United common stock. Shares of the Common Stock are no longer quoted on the NASDAQ Stock Market (Global Select).

As a result of the Merger, Virginia Commerce has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by Virginia Commerce in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, United (as successor to Virginia Commerce) hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of the Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Virginia Commerce) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charleston, West Virginia, on this 6th day of February, 2014.

UNITED BANKSHARES, INC. (as successor to Virginia Commerce Bancorp, Inc.)

By:	/s/ Steven E. Wilson
Steven E. Wilson Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.